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                                                                   Exhibit 23.01

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Citicorp:

We consent to the incorporation by reference in the Registration Statements of Citicorp on Form S-3: Nos. 333-50338, 33-59791, 33-64574, 333-14917, 333-20803,
333-21143, 333-32065 and 333-83741; and of Citicorp Mortgage Securities, Inc., Citibank, N.A., and other affiliates, on Form S-3: Nos. 333-72082, 33-66222, 333-43167, and 333-72459, and on Form S-11: Nos. 33-48263, 33-6358, and
33-36313, of our report dated February 24, 2003 with respect to the consolidated statement of financial position of Citicorp and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related consolidated statement of financial position of Citibank, N.A. and subsidiaries as of December 31, 2002 and 2001, which report is included in the annual report on Form 10-K of Citicorp for the year ended December 31, 2002. Our report refers to changes, in 2002, in Citicorp's methods of accounting for goodwill and intangible assets, and, in 2001, in Citicorp's methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.


/s/ KPMG LLP

New York, New York
March 18, 2003